MMC ENERGY, INC. ANNOUNCES THE APPOINTMENT OF DR. PETER W. LIKINS TO THE BOARD OF DIRECTORS

New York, August 24, 2006 /PRNewswire-FirstCall / -- MMC Energy, Inc. (Nasdaq
OTC: MMCN.OB) today announced the election of Dr. Peter Likins to the MMC Board of Directors of the Company.

Dr. Likins was appointed as the 18th president of The University of Arizona on July 22, 1997 and retired at the end of the 2005-6 academic year. Previously, he was the president of Lehigh University for 15 years.

Dr. Likins was a charter member of the NCAA Presidents Commission and currently serves on the NCAA Division I Board of Directors. He is chairman of the Presidents' Committee on the Future of College Sports and was recently appointed to the joint NCAA/USOC Task Force to study the decline in Olympic sports at the collegiate level.

Dr. Likins is a member of the boards of the University Medical Center in Tucson and the Udall Foundation in Washington, D.C. He serves on the executive committee of the Greater Tucson Economic Council and on the board of the Southern Arizona Leadership Council.

Dr. Likins has served on a number of other national and international advisory boards, including the White House Advisory Committee on the Health of Universities and the President's Council of Advisors on Science and Technology. He was a member of the Pennsylvania Governor's Economic Development Policy Board and the Arizona Governor's Task Force on Higher Education, as well as the Arizona State Board of Education.

Dr. Likins also serves on the board of Consolidated Edison Co., New York City.

Prior to his tenure as president of Lehigh, Dr. Likins was provost of Columbia University, where he had earlier served as a professor and dean of the School of Engineering and Applied Science. Before his six years at Columbia, he was a member of the faculty at UCLA for 12 years. He advanced through the ranks and was honored several times for distinguished teaching.

Likins earned a bachelor's degree in civil engineering at Stanford, a master's degree in the same subject at the Massachusetts Institute of Technology and a doctoral degree in engineering mechanics at Stanford.

"We are very pleased to announce the addition of Pete Likins to the MMC Board of Directors. Pete has deep credentials in the Western US and will be a tremendous resource for MMC with as it continues to focus on acquiring deep value and earnings accretive energy assets for our shareholders. We welcome Pete's breadth of industry knowledge and financial an engineering acumen," said Karl Miller, Chairman and Chief Executive Officer of MMC.

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"Pete will be a member of the compensation, audit and governance committees. The addition of Pete is another key milestone in our effort to develop a highly qualified Board with extensive energy industry expertise", Miller added.

Dr. Likins joins the current Board of Directors of MMC composed of MMC executives, Karl Miller (Chairman of the Board and CEO), Martin Quinn (President and COO), Denis Gagnon (CFO), George Rountree, III (Lead Independent Director), and Mike Hamilton (Independent Director).

About MMC Energy, Inc.:

MMC is an energy acquisition company, which primarily acquires and operates critical power generation and associated energy infrastructure assets. The company is headquartered in New York City and traded on the NASDAQ OTC Exchange in the United States and the Deutsche Borse in Germany.

The Company creates long-term value for its shareholders through deep discount asset acquisitions and hands on post- acquisition asset management. The Company currently owns power generation assets in Southern California and is pursuing an aggressive portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, Mid-Atlantic, and the Northeastern U.S.

Additional information concerning MMC Energy is available at http://www.mmcenergy.com

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, our inability to generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on May 15, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward-looking statements.


Source: MMC Energy Inc.